ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF

NEW MORNING CORPORATION

Pursuant to the provisions of the Nevada Business Corporation Act, the above corporation adopts the following amendment to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation were adopted by shareholder consent by a majority of the shareholdings of the corporation on April 26th, 2005, said articles are hereby amended as follows:

Article 1
Name

The name of the corporation is Window Rock Capital Corporation.

2. The number of shares of the corporation outstanding at the time of adoption of the foregoing was approximately 75,000,000; and the number of shares entitled to vote thereon were the same.

3. The number of shares consenting to the action was 50,000,000. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

Effective the 26th day of April, 2005.

/s/ Jack Guo, Director

/s/ Steven Fung, Director

/s/ Charles Shirley, Director